Exhibit 99.1

Contact:	Ina Cu Investor Relations 650-266-3200
CELL GENESYS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS
     SOUTH SAN FRANCISCO, CA, July 25, 2005 — Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $27.4 million, or $0.60 per share, for the quarter ended June 30, 2005. This compares with a net loss of $26.0 million, or $0.58 per share, for the quarter ended June 30, 2004. The slight increase in net loss quarter to quarter is due primarily to the absence of gains from the sale of marketable securities. Cell Genesys ended the quarter with approximately $120.6 million in cash, cash equivalents and short-term investments, and in addition, held approximately 6.6 million shares of its former subsidiary, Abgenix, Inc., which as of June 30, 2005 had a market value of approximately $56.8 million.
     The company’s research and development costs for the quarter were $23.2 million, compared with $24.1 million for the second quarter of 2004. The decrease in research and development costs is due primarily to the absence of consolidated expenses from Ceregene, Inc., the company’s former subsidiary, whose expenses were incurred in 2004 prior to the closing of Ceregene’s Series B equity financing. General and administrative expenses decreased to $3.9 million in the second quarter of 2005 from $5.1 million in the second quarter of 2004 due to the accrual of certain facility-related costs in 2004.
     “We are pleased with our recent business progress particularly with respect to the Phase 3 clinical trials for our lead product development program, GVAX® vaccine for prostate cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “During the second quarter, we reported encouraging median survival data from our second Phase 2 clinical trial in advanced prostate cancer at this year’s American Society of Clinical Oncology (ASCO) meeting and initiated our second Phase 3 clinical trial. We have the resources we need to advance our product development programs and a seasoned and accomplished executive team ready to lead our business forward.”
Second Quarter 2005 and Other Recent Highlights:
•	Reported additional promising results at the ASCO Meeting from a second Phase 2 trial of GVAX® vaccine for prostate cancer in patients with metastatic hormone-refractory prostate cancer. The results for the 22 patients who received the highest dose — a dose comparable to that employed in the company’s ongoing Phase 3 program — indicate that the median survival has not been reached and the final median survival will be no less than 24.1 months based on the current median follow-up time for these patients. Previously reported findings from the company’s first Phase 2 trial of GVAX® vaccine for prostate cancer indicated an overall median survival of 26.2 months. The median survival results from both Phase 2 trials compare favorably to the recently reported median survival of 18.9 months for metastatic hormone-refractory prostate cancer patients treated with Taxotere® plus prednisone, the current standard of care.
•	Initiated a second multicenter Phase 3 clinical trial of GVAX® vaccine for prostate cancer in patients with metastatic hormone-refractory prostate cancer. The VITAL-2 trial will compare GVAX® vaccine for prostate cancer plus Taxotere® (docetaxel) chemotherapy to Taxotere® plus prednisone with respect to survival benefit and is expected to enroll approximately 600 patients at approximately 100 medical centers across North America and Europe. In May 2005, Cell Genesys received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for this trial, which provided FDA confirmation that the trial design would adequately support a product registration application. The company’s first Phase 3 trial, VITAL-1, is also being conducted under an SPA.

•	Reported encouraging follow-up clinical data at the ASCO Meeting from an ongoing Phase 2 trial of GVAX® vaccine for acute myelogenous leukemia (AML). The ongoing findings of this trial indicate that vaccine therapy is generally well tolerated and may reduce residual leukemic cells that persist after chemotherapy, as indicated by decreased levels of WT-1, a leukemia-associated genetic marker which is detectable in over 95 percent of patients with active AML. In addition, there was an observed correlation between two-year relapse-free survival, decreased WT-1 and the vaccine-associated immune response.
•	Announced that Sharon E. Tetlow has joined the company as senior vice president and chief financial officer. Ms. Tetlow, who was a venture partner at Apax Partners, a private equity firm, brings over 18 years of financial management experience in the life science industry, including over five years as chief financial officer for diaDexus, a pharmacogenomics company.
•	Announced a strategic restructuring to focus resources on the company’s most advanced and most promising product development programs. Based on the encouraging data reported at this year’s ASCO Meeting, Cell Genesys intends to deploy the majority of its resources going forward to advance GVAX® vaccine for prostate cancer currently in Phase 3 development, as well as GVAX® vaccine for leukemia and GVAX® vaccine for pancreatic cancer, both of which are in Phase 2 development. In the oncolytic virus therapy program, the company will focus on CG0070, which is in a Phase 1 trial in recurrent bladder cancer, and CG5757, which is in preclinical development, both of which can potentially target multiple types of cancer.
     Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms - GVAX® cancer vaccines and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX® vaccine for prostate cancer, Phase 2 trials of GVAX® vaccines for leukemia and pancreatic cancer, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer and potentially other types of cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries — Abgenix, Inc., an antibody products company, and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
     Cell Genesys will host its quarterly conference call to discuss events that occurred during the second quarter of 2005 at 8:30 a.m. PDT on Tuesday, July 26, 2005. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 787711.

     Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, financial results, timing and results of clinical trials and preclinical programs, and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional funding. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
- FINANCIAL CHARTS TO FOLLOW -

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three months ended		Six months ended
(unaudited, in thousands except per share data)	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$2,782	$2,462	$4,428	$5,046

Operating expenses:
Research and development	23,199	24,097	48,042	46,741
General and administrative	3,945	5,115	7,708	10,664
Restructuring charges	853	—	853	—

Total operating expenses	27,997	29,212	56,603	57,405

Loss from operations	(25,215)	(26,750)	(52,175)	(52,359)

Gain on sale of Abgenix, Inc. common stock	—	6,474	—	11,980
Interest and other income	804	309	1,532	1,550
Interest expense	(2,651)	(2,213)	(5,410)	(4,451)

Loss before income taxes	(27,062)	(22,180)	(56,053)	(43,280)
Income tax provision	(354)	(3,839)	(674)	(3,658)

Net loss	$(27,416)	$(26,019)	$(56,727)	$(46,938)

Basic and diluted net loss per common share	$(0.60)	$(0.58)	$(1.25)	$(1.11)

Weighted average shares of common stock outstanding — basic and diluted	45,411	44,667	45,342	42,469

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	June 30,	December 31,
	2005	2004
	(unaudited)	(note 1)

Cash, cash equivalents and short-term investments, including restricted cash and investments	$120,573	$174,971
Investment in Abgenix, Inc. common stock	56,843	68,503
Other current assets	2,064	1,184
Property and equipment, net	152,189	159,663
Noncurrent deferred tax assets	20,513	25,177
Other assets	5,163	5,641

Total assets	$357,345	$435,139

Deferred revenue	$—	$2,031
Deferred tax liabilities	20,513	25,177
Other current liabilities	47,326	50,715
Noncurrent portion of facility lease obligation	50,489	51,013
Convertible senior note	145,000	145,000
Redeemable convertible preferred stock	—	1,897
Stockholders’ equity	94,017	159,306

Total liabilities and stockholders’ equity	$357,345	$435,139

Note 1. Derived from audited financial statements.